Exhibit 23.1







                         Consent of Independent Auditors







The Board of Directors and Shareholders
Unique Mobility, Inc.:

Our report dated May 8, 2000, states that we did not audit the financial statements of Taiwan UQM Electric Co., Ltd. (a 38.25% owned investee company). The financial statements of Taiwan UQM Electric Co, Ltd. were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Taiwan UQM Electric, Co., Ltd. for the year ended March 31, 1999 and 1998 is based solely on the report of the other auditors.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-23113, 33-24071, 33-34612, 33-35055, 33-34613, 33-41325,
33-64852, 33-47454, 33-81430 and 33-92288) and in the registration statements on Form S-3 (Nos. 33-6116, 33-63399, 333-01919, 333-13883, 333-44597, 333-23843,
33-50393,  333-52861,  333-67313 and 333-78525) of Unique Mobility,  Inc. of our
report dated May 8, 2000 relating to the consolidated balance sheets of Unique Mobility, Inc. and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2000, which report appears in the March 31, 2000 Annual Report on Form-K of Unique Mobility, Inc.


                                         /s/KPMG LLP
                                            KPMG LLP